Contact:  Rick Gaisser, Director, Investor Relations 978/640-3563
          Email: Investor_Relations@avid.com

For Immediate Release

   Avid Technology Announces Restructuring and Major New Web-Based Initiatives

      Resizing of business plus new strategic initiatives for the Internet aim to restore profitability to industry leader


TEWKSBURY, Mass. (November 10, 1999) -- Avid Technology, Inc. (NASDAQ: AVID) today announced a restructuring plan including new strategic initiatives focused on the Internet and advanced work group solutions. The plan is expected to result in annual cost savings of approximately $20 million, through staff reductions of approximately 200 people, or 11% of its worldwide employee base. The company plans to take a charge of between $9 and $10 million in the fourth quarter in connection with the restructuring of its operations. In addition, the company has planned significant reductions in discretionary spending in order to support its new strategic initiatives.

As  previously  announced,  the company is now operating  under new  management:
David A. Krall, newly appointed President and Chief Operating Officer, and William L. Flaherty, Acting Chief Executive Officer. To lead a re-energized sales effort, Chas Smith has been appointed Avid's Vice President of Worldwide Sales and Marketing. Separately, the company announced that Robert M. Halperin has been elected Chairman of the Board of Directors. Mr. Halperin has been a non-executive director of Avid since 1991.

Mr. Krall said, "An extensive evaluation of our marketplace and business strategy confirms that substantial opportunities exist for Avid's industry leading products. We are committed to enhancing the product offerings serving our core markets on both the Macintosh and Windows NT platforms. We are doing so with a structure that reflects significant cost reductions, yet in a way that will benefit our customers. Targeting future growth, we have outlined focused, achievable operational strategies in two areas where we can bring a distinct competence - the Internet and advanced work group solutions."

In the Internet arena, Avid announced it plans to unveil a comprehensive editing and publishing solution for the emerging Web broadcast market at the National Association of Broadcasters Conference (NAB) in April, 2000. Said Mr. Krall, "We are committed to playing a major role in the Web publishing and distribution arenas by offering solutions across our product line to provide rich content creation capabilities. Avid Xpress(TM) DV, which will be available in the first quarter of next year, is our first step to specifically serve this market." In a related initiative, on January 15, 2000, the company plans to launch a new Web site that will provide interactive information and services to new media and post-production professionals.

The Avid Unity(TM) shared storage solution has experienced high customer interest and represents a significant market opportunity. "We believe Unity's ability to serve many simultaneous high quality video streams at low cost gives it



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the potential to be a key component of the edge server Internet  infrastructure.
These same features in our core markets can make this product the shared storage solution of choice in coming years," added Mr. Krall.

The advanced work group solutions initiative is designed to promote interoperability of Avid products and develop open and integrated workflow solutions. The evolution of Unity will play a key role as the work flow hub, offering shared storage and services to multi-user configurations. The initiative will also include tools, such as the soon to be released DigiTranslator, that allow tighter integration of Digidesign Pro Tools(R) software with Avid's traditional video line. Avid has also been a leader in defining the Advanced Authoring Format (AAF) media interchange protocol for film, television, and post-production professionals to exchange digital media across multiple computing platforms.

Mr. Flaherty commented, "Today's actions are intended to enable Avid to return to profitability and resume growing the business. Resizing expenses to meet current revenues in our traditional core business is expected to achieve this goal and allow us to continue to fund investments in areas for future growth. Avid has been highly successful in penetrating the offline editing market served by the Media Composer(R) and we have seen it mature, with softening of pricing and margins. At the same time, we continue to see significant opportunities to grow our share of the television on-line finishing and new media markets in the near term."

The restructuring charge primarily reflects staff reductions at the company's corporate headquarters in Tewksbury, Massachusetts, as well as sales and marketing operations in the U.S. and Europe. The company also announced there will be no further releases of a limited number of existing product offerings including stand-alone Marquee(R) and Avid Cinema(R), as well as Media Illusion(TM) and Matador(TM) (previously announced as a deal with Blue Software Ltd. which was not completed).

Mr. Smith, who formerly served in a similar role for Digidesign, the audio division of Avid, and brings extensive experience in sales and marketing to his new role, said, "Avid's products are fabulous, but we recognize that we need to get closer to our customers. To this end, next year, we will resume our annual Avid Users' Group meeting."

The above includes forward-looking statements based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from those described therein, depending on such factors as are described under "Certain Factors That May Affect Future Results" in the Company's Annual Report on Form 10-K for 1998 and Quarterly Report Form 10-Q for September 30, 1999, filed with the SEC.

Avid Technology, Inc. is an international, industry-leading provider of digital audio and video tools for information and entertainment applications. The company's products are used by a variety of customers worldwide including film, television and interactive content producers, TV news broadcasters, corporate communicators, and consumers. For more information, visit Avid's website at www.avid.com.

(C) 1999 Avid Technology, Inc. All rights reserved. Product specifications are subject to change without notice. Avid, Avid Cinema, Digidesign, Marquee, Media Composer and Pro Tools are registered trademarks and Avid Xpress, Avid Unity, Media Illusion and Matador are trademarks of Avid Technology, Inc. All other trademarks contained herein are the property of their respective owners.



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